Exhibit 99.1

PRESS RELEASE

Contact: William Johnson

CFO

PNA Group, Inc.

770-641-6460

FOR IMMEDIATE RELEASE

PNAG TO BE ACQUIRED BY RELIANCE STEEL & ALUMINUM CO.

June 17 – Atlanta, GA – PNA Group, Inc. announced today that Platinum Equity has reached an agreement with Reliance Steel & Aluminum Co. (NYSE:RS) (“Reliance”) under which Reliance will acquire from Platinum Equity all of the outstanding capital stock of PNA Group Holding Corporation (“PNAG Holding” or the “Company”). The transaction is valued at approximately $1.1 billion. The transaction is expected to be consummated within the next 60 days, subject to the satisfaction of certain conditions, including obtaining required regulatory approvals.

PNAG Holding is a leading national steel service center group that distributes steel products and provides value-added steel processing services to its customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries, including the infrastructure, institutional, industrial and commercial construction, machinery and equipment manufacturing, oil and gas, telecommunications and utilities markets. PNAG Holding’s subsidiaries include the operating entities Delta Steel, LP, Feralloy Corporation, Infra-Metals Co., Metals Supply Company, Ltd., Precision Flamecutting & Steel, L.P. and Sugar Steel Corporation. Through its subsidiaries, PNAG Holding processes and distributes primarily carbon steel plate, bar, structural and flat-rolled products. Fiscal 2007 and first quarter 2008 revenues for the Company were approximately $1.6 billion and $474 million, respectively. The Company has 23 steel service centers throughout the United States, as well as five joint ventures that operate a total of seven service centers in the United States and Mexico.

For more information, visit the Company’s website at http://www.pnagroupinc.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s annual report on Form 10-K as of and for the year ended December 31, 2007, and the Company’s quarterly report on Form 10-Q as of and for the three months ended March 31, 2008, which are on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information for investors may be found at the Company’s website.

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission